EX-99
Accountant's Statement

June 27, 2001

Securities and Exchange Commission
Washington, DC 20549

We are currently unable to provide audited financial statements for the Lithia Motors, Inc., Salary Reduction Profit Sharing Plan as of and for the year ended December 30, 2000, which are required to be included in the Company’s 11-K filing with the Securities and Exchange Commission. All of the required financial information is not available from Principal Financial Group, the Plan record-keeper. We anticipate receiving the required financial information soon and being able to complete the auditd financial statements by July 13, 2001.

Very truly yours,

MOSS ADAMS LLP

/s/ Ron K. Dixon

Ron K. Dixon